Exhibit 99.1

For immediate release

AAR REPORTS FIRST QUARTER 2019 RESULTS

•           First quarter sales of $466 million, up 17% from Q1 FY2018

•           First quarter diluted earnings per share from continuing operations of $0.54 compared to $0.32, or $0.33 on an adjusted basis, in Q1 FY2018

•           Adjusted diluted earnings per share from continuing operations up 64% from Q1 FY2018

WOOD DALE, ILLINOIS (September 25, 2018) — AAR CORP. (NYSE: AIR) today reported first quarter Fiscal Year 2019 consolidated sales of $466.3 million and income from continuing operations of $18.9 million, or $0.54 per diluted share.  For the first quarter of the prior year, the Company reported sales of $397.9 million and income from continuing operations of $11.0 million, or $0.32 per diluted share.  Our adjusted diluted earnings per share from continuing operations were $0.54 in the current quarter compared to $0.33 in the first quarter of the prior year.

Consolidated sales increased $68.4 million or 17.2% over the prior year period due to continued strength in our trading, distribution and programs activities as well as the successful launch of the INL/A Worldwide Aviation Support Services (WASS) program, which achieved full run-rate in July.  The WASS program contributed $43.2 million of sales in the quarter, which were partially offset by the wind-down of the KC-10 CLS program, which had $2.5 million in sales in the current quarter compared to $11.7 million in the prior year quarter.  Excluding the impact from the KC-10 and WASS programs, our Aviation Services sales grew 9.2% year over year.

“Our year is off to a great start with double-digit sales growth driven by the continued strength in our commercial and government programs, as well as our parts supply businesses.  We are successfully executing on our recent contract awards and remain focused on delivering world class solutions to both our commercial and government customers,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

Sales to government and defense customers were 32.4% of consolidated sales compared to 23.3% in the prior year’s quarter reflecting growth from the WASS program and other government sales.  First quarter sales to commercial customers, which also increased during the period, represented 67.6% of consolidated sales compared to 76.7% of consolidated sales in the first quarter of last year.

Holmes continued, “We are pleased with the sales growth in our government activities. We are also excited about our continued success in the commercial markets as evidenced by our recent wins with Air New Zealand and Air Malta.  These multi-year agreements include the newest generation aircraft demonstrating the breadth of our capabilities.”

Gross profit margins decreased slightly to 15.3% in the current quarter from 15.5% in the prior year quarter due primarily to lower volumes in our airframe maintenance facilities.  Selling, general and administrative expenses as a percentage of sales were 10.5% for the quarter, compared to 11.2% last year reflecting improved leverage of our cost structure to support our double-digit sales growth.

Net interest expense for the quarter was $1.6 million compared to $1.7 million last year.  Also during the quarter, the Company paid cash dividends of $2.7 million, or $0.075 per share.  Average diluted share count for the quarter was 35.1 million compared to 34.5 million in the first quarter last year.  Cash flow used in operating activities from continuing operations was $32.9 million.

Holmes concluded, “During the quarter, we made investments to support the continued growth in our trading, distribution and programs activities.  Overall, we are very pleased with our progress as we execute on our integrated aftermarket solutions strategy. We remain well-positioned to secure new business from the robust pipeline of opportunities we see in both the commercial and government markets.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on September 25, 2018. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 8849269). The replay will be available from 7:15 p.m. CST on September 25, 2018 until 10:59 p.m. CST on October 2, 2018.

About AAR

AAR is a global aftermarket solutions company that employs more than 6,000 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include parts supply; OEM parts distribution; supply chain programs; customer fleet management and operations; aircraft maintenance, repair and overhaul; engineering services and component repair.  AAR’s Expeditionary Services include mobility systems; command and control centers in support of military and humanitarian missions; and composite manufacturing operations. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2018. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

	Three Months Ended August 31,
Consolidated Statements of Income	2018	2017
(In millions except per share data - unaudited)
Sales	$466.3	$397.9
Cost and expenses:
Cost of sales	395.1	336.3
Selling, general and administrative	48.8	44.5
Operating income	22.4	17.1
Interest expense, net	(1.6)	(1.7)
Other income, net	0.4	—
Income from continuing operations before income taxes	21.2	15.4
Income tax expense	2.3	4.4
Income from continuing operations	18.9	11.0
Loss from discontinued operations	(3.8)	(0.4)
Net income	$15.1	$10.6

Earnings per share — Basic
Earnings from continuing operations	$0.54	$0.32
Loss from discontinued operations	(0.11)	(0.01)
Earnings per share — Basic	$0.43	$0.31

Earnings per share — Diluted
Earnings from continuing operations	$0.54	$0.32
Loss from discontinued operations	(0.11)	(0.01)
Earnings per share — Diluted	$0.43	$0.31

Share Data:
Weighted average shares outstanding — Basic	34.6	34.0
Weighted average shares outstanding — Diluted	35.1	34.5

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights	August 31, 2018	May 31, 2018
(In millions except per share data)	(Unaudited)
Cash and cash equivalents	$22.7	$31.1
Current assets	982.4	942.7
Current liabilities	315.1	333.3
Property, plant and equipment, net	132.5	133.2
Total assets	1,537.8	1,524.7
Total debt	210.7	178.9
Stockholders’ equity	929.1	936.3
Book value per share	$26.55	$26.98
Shares outstanding	35.0	34.7

Sales By Business Segment (1)	Three Months Ended August 31,
(In millions - unaudited)	2018	2017
Aviation Services	$438.4	$371.3
Expeditionary Services	27.9	26.6
	$466.3	$397.9

Gross Profit by Business Segment (1)	Three Months Ended August 31,
(In millions- unaudited)	2018	2017
Aviation Services	$67.1	$57.8
Expeditionary Services	4.1	3.8
	$71.2	$61.6

(1)   In the first quarter of fiscal 2019, we re-aligned the composition of our operating segments to leverage the full breadth of our operational expertise in Aviation Services.  Our government-owned, contractor-operated business, which includes the INL/A WASS program, was previously included in our Expeditionary Services segment and is now reported within our Aviation Services segment for all periods presented.

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted selling, general, and administrative expenses, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe these non-GAAP financial measures are relevant and useful for investors as they provide a better understanding of our actual operating performance unaffected by the impact of severance charges and other items.  When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete.  Adjusted EBITDA is income from continuing operations before interest expense, interest income, income taxes, depreciation and amortization, stock-based compensation and other items of an unusual nature including severance and gains on certain asset sales.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted Income from Continuing Operations	Three Months Ended August 31,
(In millions - unaudited)	2018	2017
Income from continuing operations	$18.9	$11.0
Severance and restructuring charges (reversals), net of tax	(0.1)	0.4
Adjusted income from continuing operations	$18.8	$11.4

Adjusted Diluted Earnings per Share from Continuing Operations	Three Months Ended August 31,
(In millions - unaudited)	2018	2017
Diluted earnings per share from continuing operations	$0.54	$0.32
Severance and restructuring charges, net of tax	—	0.01
Adjusted diluted earnings per share from continuing operations	$0.54	$0.33

Adjusted Selling, General and Administrative Expenses	Three Months Ended August 31,
(In millions - unaudited)	2018	2017
Selling, general and administrative expenses	$48.8	$44.5
Severance and restructuring (charges) reversals	0.1	(0.4)
Stock-based compensation	(4.0)	(2.6)
Adjusted selling, general and administrative expenses	$44.9	$41.5

Adjusted EBITDA	Three Months Ended August 31,
(In millions - unaudited)	2018	2017
Net income	$15.1	$10.6
Loss from discontinued operations	3.8	0.4
Income tax expense	2.3	4.4
Other income, net	(0.4)	—
Interest expense, net	1.6	1.7
Depreciation and intangible amortization	10.1	10.2
Severance and restructuring charges (reversals)	(0.1)	0.6
Stock-based compensation	4.0	2.6
Adjusted EBITDA	$36.4	$30.5

Net Debt	August 31, 2018	August 31, 2017
(In millions- unaudited)
Total debt	$210.7	$190.1
Less: Cash and cash equivalents	(22.7)	(15.1)
Net debt	$188.0	$175.0